Filed pursuant to rule 424(b3)

Supplement
Dated September 28, 2001
to
Proxy Statement of
Belfast Holding Company
and
Prospectus of
First Pulaski National Corporation

          Recently, you should have received a package of materials regarding Belfast Holding Company's upcoming special shareholders' meeting to be held at 4:30 p.m. local time on October 11, 2001 at the Belfast Lion's Club Building. In the package was a proxy statement/prospectus regarding Belfast Holding Company's proposed merger with First Pulaski National Corporation as well as a proxy card on which you were to mark your vote regarding the proposed merger.

          The proxy statement/prospectus included financial data for both the Bank of Belfast as well as Belfast Holding Company. However, the proxy statement/prospectus inadvertently included financial data for Belfast Holding Company on a "stand-alone" or "parent only" basis rather than on a consolidated basis.

          Enclosed with this Supplement is the financial data for Belfast Holding Company on a consolidated basis that should have been included in the proxy statement/prospectus that you recently received. If you have any questions regarding the Belfast Holding Company financial data that we have enclosed with this letter please do not hesitate to contact James L. "Bubba" West, President and Chief Executive Officer of Belfast Holding Company at (931) 276-2326. Also, if you have already submitted your proxy card and would like to change your vote, please contact Bubba West at (931) 276-2326, or you may attend the special meeting and vote in person.

          If you have not received the original package of materials please feel free to contact Bubba West and request that another package be sent to you.

The date of this Supplement is September 28, 2001

Belfast Holding Company
Belfast, Tennessee
Consolidated Balance Sheets (Unaudited)
December 31, 1999 and 2000

	1999	2000

ASSETS
Cash and due from banks	$ 1,531,992	$ 1,408,244
Federal funds sold	1,085,000	1,240,000
Securities available for sale with a cost of	1,583,968	2,898,354
$1,694,968 and $2,972,554 respectively
Loans (Less unearned interest )	17,214,611	15,468,807
Less allowance for loan losses	(264,023)	(205,096)

	16,950,588	15,263,711
Bank Premises and equipment	152,266	133,823
Refundable income taxes		82,864
Deferred income tax benefits, net	71,800	41,800
Accrued interest receivable	195,106	186,060
Assets acquired in settlement of loans	18,175	29,940
Other investments	55,400	60,200
Other assets	16,334	29,165

Total Assets	$ 21,660,629	$ 21,374,161
	===========	===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest bearing	$ 2,192,383	$ 2,409,962
Interest bearing	17,214,287	16,585,044

Total deposits	19,406,670	18,995,006

Accrued interest payable	68,888	67,739
Accrued income taxes	79,635
Accrued expenses	21,074	34,693
Other liabilities	0	0

Total Liabilities	19,576,267	19,097,438

Shareholders' equity
Common stock, par value $1; 100,000 shares
authorized, 30,000 issued and outstanding	30,000	30,000
Surplus	774,832	774,832
Retained earnings	1,390,530	1,546,091
Accumulated other comprehensive income	(111,000)	(74,200)

Total Shareholders' equity	2,084,362	2,276,723

Total Liabilities and Shareholders' Equity	$ 21,660,629	$ 21,374,161
	===========	===========

Belfast Holding Company
Belfast, Tennessee
Consolidated Statements of Income (Unaudited)
For the years ended December 31, 1999 and 2000

	1999	2000

Interest Income
Interest and fees on loans	$ 1,819,507	$ 1,716,019
Interest on securities
Taxable	76,043	121,292
Non-taxable		7,470
Interest on federal funds sold	68,194	93,823

	1,963,744	1,938,604
Interest Expense
Transaction accounts	42,044	48,201
Money market deposit accounts	6,948	5,701
Other savings deposits	86,500	82,756
Time certificates of deposits of $100,000 or more	44,845	35,349
All other time deposits	642,794	703,686

Total interest expense	823,131	875,693

NET INTEREST INCOME	1,140,613	1,062,911

Provision for loan losses	70,000	121,000

Net interest income after
Provision for loan losses	1,070,613	941,911

Other Income
Deposit account service fees	123,550	140,939
Service and other fees	74,983	77,791

	198,533	218,730
Other Expenses:
Salaries and employee benefits	458,969	454,659
Occupancy expenses (net)	57,880	52,560
Other operating expenses	353,630	332,861

	870,479	840,080

Income (loss) before income taxes	398,667	320,561

Applicable Income Taxes	164,945	117,000

NET INCOME	$ 233,722	$ 203,561
	===========	===========

NET INCOME per common share	$ 7.79	$ 6.79
	===========	===========

BELFAST HOLDING COMPANY
BELFAST, TENNESSEE
Consolidated statement of cash flows (Unaudited)

For the years ending DECEMBER 31, 1999 and 2000
	1999	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 233,722	$ 203,561
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	39,063	42,901
Provision for loan losses	70,000	121,000
Deferred income taxes	(22,800)	30,000
Change in assets and liabilities:
(Increase) decrease in accrued interest payable	(24,582)	9,046
(Increase) decrease in prepaid expenses
and other receivables	822	(12,831)
Increase in refundable income taxes		(96,799)
Decrease in accrued interest payable	(2,817)	(1,149)
Increase (decrease) in other liabilities	(34,953)	13,619
Increase (decrease) in accrued income taxes	30,300	(65,700)

Net cash provided by operating activities	288,755	243,648

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(892,955)	(1,720,049)
Maturities and principal reduction of securities available for sale	465,712	442,463
(Increase) decrease in loans	(279,321)	1,565,877
Capital expenditures	(30,502)	(24,458)
Increase in other assets	(13,756)	(11,765)
Increase in other investments	(27,000)	(4,800)

Net cash provided (used) by investing activities	(777,822)	247,268
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposit accounts	824,073	(411,664)
Dividends paid	(48,000)	(48,000)

Net cash provided (used) by financing activities	776,073	(459,664)

Net increase in cash	287,006	31,252
Cash at beginning of period	2,329,986	2,616,992

Cash at end of period	$ 2,616,992	$ 2,648,244
	=============	=============

BELFAST HOLDING COMPANY
Belfast, Tennessee

Consolidated statement of changes in shareholders' equity (unaudited)
For the years ending DECEMBER 31, 1999 and 2000

			Securities
	Common		valuation	Retained
	Stock	Surplus	allowance	Earnings	Totals

Balance January 1, 1999	$ 30,000	$ 774,832	$(66,400)	$ 1,204,808	$ 1,943,240

Net income (loss) for year ending
December 31, 1999				233,722	233,722

Net changes in unrealized loss on
securities			(44,600)		(44,600)

Cash dividends, $1.60 per share				(48,000)	(48,000)

Balance December 31, 1999	30,000	774,832	(111,000)	1,390,530	2,084,362

Net income for year ending
December 31, 2000				203,561	203,561

Net changes in unrealized loss on
securities			36,800		36,800

Cash dividends, $1.60 per share				(48,000)	(48,000)

Balance December 31, 2000	$ 30,000	$ 774,832	$(74,200)	$ 1,546,091	$ 2,276,723
	=========	=========	=========	===========	===========

Belfast Holding Company
Belfast, Tennessee
Consolidated Balance Sheets (Unaudited)
June 30, 2001 and December 31, 2000

	June 30, 2001	Dec. 31, 2000

ASSETS
Cash and due from banks	$ 1,821,681	$ 1,408,244
Federal funds sold	2,520,000	1,240,000
Securities available for sale with a cost of	3,462,275	2,898,354
and $2,972,554 respectively
Loans (Less unearned interest )	13,353,381	15,468,807
Less allowance for loan losses	(179,003)	(205,096)

	13,174,378	15,263,711
Bank Premises and equipment	121,295	133,823
Refundable income taxes	84,041	82,864
Deferred income tax benefits, net	41,800	41,800
Accrued interest receivable	164,693	186,060
Assets acquired in settlement of loans	28,345	29,940
Other investments	60,200	60,200
Other assets	29,889	29,165

Total Assets	$ 21,508,597	$ 21,374,161
	=============	============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest bearing	$ 2,096,072	$ 2,409,962
Interest bearing	16,943,635	16,585,044

Total deposits	19,039,707	18,995,006

Accrued interest payable	60,361	67,739
Accrued expenses	33,418	34,693

Total Liabilities	19,133,486	19,097,438

Shareholders' equity
Common stock, par value $1; 100,000 shares
authorized, 30,000 issued and outstanding	30,000	30,000
Surplus	774,832	774,832
Retained earnings	1,629,479	1,546,091
Accumulated other comprehensive income	(59,200)	(74,200)

Total Shareholders' equity	2,375,111	2,276,723

Total Liabilities and Shareholders' Equity	$ 21,508,597	$ 21,374,161
	==============	============

Belfast Holding Company
Belfast, Tennessee
Consolidated Statements of Income (Unaudited)
For the year ended December 31, 2000 and
the six months ended June 30, 2001

	June 30, 2001	Dec. 31, 2000

Interest Income
Interest and fees on loans	$ 781,179	$ 1,716,019
Interest on securities
Taxable	79,355	121,292
Non-taxable	5,442	7,470
Interest on federal funds sold	59,215	93,823

	925,191	1,938,604
Interest Expense
Transaction accounts	23,201	48,201
Money market deposit accounts	3,083	5,701
Other savings deposits	36,159	82,756
Time deposits of $100,000 or more	14,792	35,349
All other time deposits	352,728	703,686

Total interest expense	429,963	875,693

NET INTEREST INCOME	495,228	1,062,911

Provision for loan losses	39,000	121,000

Net interest income after
Provision for loan losses	456,228	941,911

Other Income
Deposit account service fees	66,757	140,939
Service and other fees	34,022	77,791

	100,779	218,730
Other Expenses:
Salaries and employee benefits	232,819	454,659
Occupancy expenses (net)	58,309	52,560
Other operating expenses	144,668	332,861

	435,796	840,080

Income (loss) before income taxes	121,211	320,561

Applicable Income Taxes	37,823	117,000

NET INCOME	$ 83,388	$ 203,561
	================	================
NET INCOME per common share	$ 2.78	$ 6.79
	================	================

BELFAST HOLDING COMPANY
BELFAST, TENNESSEE
Consolidated statement of cash flows (Unaudited)

For the year ended December 31, 2000 and
six months ended June 30, 2001
	June 30,	Dec. 31,
	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 83,388	$ 203,561
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	18,238	42,901
Provision for loan losses	39,000	121,000
Deferred income taxes		30,000
Change in assets and liabilities:
Decrease in accrued interest receiveable	21,367	9,046
(Increase) in prepaid expenses and
other receivables	(724)	(12,831)
(Increase) refundable income taxes	(1,177)	(96,799)
Decrease in accrued interest payable	(7,378)	(1,149)
Increase (decrease) in other liabilities	(1,275)	13,619
Increase (decrease) in accrued income taxes	0	(65,700)

Net cash provided by operating activities	151,439	243,648

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(1,698,975)	(1,720,049)
Maturities and principal reduction of securities available for sale	1,150,054	442,463
(Increase) decrease in loans	2,050,333	1,565,877
Capital expenditures	(5,710)	(24,458)
(Increase) decrease in other assets	1,595	(11,765)
Increase in other investments		(4,800)

Net cash provided (used) by investing activities	1,497,297	247,268
CASH FLOWS FROM FINANCING ACTIVITIES

Increase (decrease) in deposit accounts	44,701	(411,664)
Dividends paid	0	(48,000)

Net cash provided (used) by financing activities	44,701	(459,664)

Net increase in cash	1,693,437	31,252
Cash at beginning of period	2,648,244	2,616,992

Cash at end of period	$ 4,341,681	$ 2,648,244
	============	============

BELFAST HOLDING COMPANY
Belfast, Tennessee
Consolidated statement of changes in shareholders' equity (unaudited)
For the year ended December 31, 2000 and the
six months ended June 30, 2001

			Securities
	Common		valuation	Retained
	Stock	Surplus	allowance	Earnings	Totals

Balance January 1, 2000	$ 30,000	$ 774,832	$(111,000)	$ 1,390,530	$ 2,084,362

Net income for year ending
December 31, 2000				203,561	203,561

Net changes in unrealized loss on
securities			36,800		36,800

Cash dividends, $1.60 per share				(48,000)	(48,000)

Balance December 31, 2000	30,000	774,832	(74,200)	1,546,091	2,276,723

Net income for six months ending June 30, 2001				83,388	83,388

Net changes in unrealized loss on
securities			15,000		15,000

Balance June 30, 2001	$ 30,000	$ 774,832	$(59,200)	$ 1,629,479	$ 2,375,111
	==========	==========	==========	===========	===========